Exhibit 99.3

Osprey Energy Acquisition Corp. Announces the Separate Trading

of its Class A Common Stock and Warrants, Commencing August 15, 2017

Philadelphia, PA / August 14, 2017 – Osprey Energy Acquisition Corp. (NASDAQ: OSPRU) (the “Company”), an energy-focused special purpose acquisition entity formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced that, commencing on August 15, 2017, the holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OSPRU.” The Class A common stock and the warrants that are separated will trade on the Nasdaq under the symbols “OSPR” and “OSPRW,” respectively. Holders of the units will need to have their brokers contact Continental Stock Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission on July 20, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made by means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the U.S. Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC’s website, http://www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Jeffrey F. Brotman
Chief Financial Officer, Chief Legal Officer and Secretary
Osprey Energy Acquisition Corp.
(215) 523-6161